UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No.   )*


                              UOL Publishing, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    903196103
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  903196103                    13G                        Page 2 of 24

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Wheatley Partners, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  264,579 shares                           8.3%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 16,682 shares                            0.5%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  264,579 shares                           8.3%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  16,682 shares                            0.5%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          281,261 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           8.8%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                - Page 2 of 24 -

CUSIP No.  903196103                    13G                        Page 3 of 24

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Wheatley Foreign Partners, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  16,682 shares                             0.5%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 264,579 shares                            8.3%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  16,682 shares                             0.5%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  264,579 shares                            8.3%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          281,261 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           8.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                - Page 3 of 24 -

CUSIP No.  903196103                    13G                        Page 4 of 24

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Wheatley Management Ltd.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  0 shares                                   0%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 281,261                                   8.8%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  0 shares                                   0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  281,261                                  8.8%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          281,261 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           8.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                - Page 4 of 24 -

CUSIP No.  903196103                    13G                        Page 5 of 24

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Wheatley Partners, LLC

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  O SHARES                                   0%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 281,261 shares                           8.8%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  0 SHARES                                   0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  281,261 shares                           8.8%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          281,261 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           8.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                - Page 5 of 24 -

CUSIP No.  903196103                    13G                        Page 6 of 24

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Barry Fingerhut

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  18,563 shares                             0.5%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 281,261 shares                            8.8%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  18,563 shares                             0.5%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  281,261 shares                            8.8%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          299,824 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           9.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                - Page 6 of 24 -

CUSIP No.  903196103                    13G                        Page 7 of 24

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Woodland Partners

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  16,313 shares                            0.5%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 0 shares                                   0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  16,313 shares                            0.5%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  0 shares                                   0%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          16,313 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                - Page 7 of 24 -

CUSIP No.  903196103                    13G                        Page 8 of 24

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Barry Rubenstein

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  0 shares                                   0%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 297,574 shares                           9.3%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  0 shares                                   0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  297,574 shares                           9.3%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          297,574 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           9.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                - Page 8 of 24 -

CUSIP No.  903196103                    13G                        Page 9 of 24

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Irwin Lieber

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  16,313 shares                            0.5%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 281,261 shares                           8.8%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  16,313 shares                            0.5%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  281,261 shares                           8.8%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          297,574 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           9.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                - Page 9 of 24 -

CUSIP No.  903196103                    13G                        Page 10 of 24

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Seth Lieber

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  2,812 shares                             0.1%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 281,261 shares                           8.8%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  2,812 shares                             0.1%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  281,261 shares                           8.8%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          284,073 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           8.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                - Page 10 of 24 -

CUSIP No.  903196103                    13G                        Page 11 of 24

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Matthew Smith

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  2,250 shares                             0.1%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 281,261 shares                           8.8%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  2,250 shares                             0.1%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  281,261 shares                           8.8%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          284,511 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           8.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                - Page 11 of 24 -

CUSIP No.  903196103                    13G                        Page 11 of 24

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jonathan Lieber

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  0 shares                                   0%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 281,261 shares                           8.8%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  0 shares                                   0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  281,261 shares                           8.8%
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          281,261 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           8.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                - Page 12 of 24 -

Item 1.

      (a)   Name of Issuer:   UOL Publishing, Inc.
      (b)   Address of Issuer's Principal Executive Offices:
                              8251 Greensboro Drive
                              Suite 500
                              McLean, Virginia 22102

Item 2.

      1.    (a)   Name of Person Filing:  Wheatley Partners, L.P.
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    80 Cuttermill Road
                                    Suite 311
                                    Great Neck, NY 11021
            (c)   Citizenship:      Not applicable.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     903196103


      2.    (a)   Name of Person Filing:  Wheatley Foreign Partners, L.P.
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    80 Cuttermill Road
                                    Suite 311
                                    Great Neck, NY 11021
            (c)   Citizenship:      Not applicable.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     903196103


      3.    (a)   Name of Person Filing:  Wheatley Management Ltd.
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    Third Floor
                                    One Capital Place
                                    P.O. Box 1062
                                    George Town, Grand Cayman
                                    Cayman Island, B.W.I.
            (c)   Citizenship:      Not applicable.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     903196103


                                - Page 13 of 24 -

      4.    (a)   Name of Person Filing:  Wheatley Partners, L.L.C.
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    80 Cuttermill Road
                                    Suite 311
                                    Great Neck, NY 11021
            (c)   Citizenship:      Not applicable.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     903196103

      5.    (a)   Name of Person Filing:  Barry Fingerhut
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    767 Fifth Avenue
                                    New York, NY 10153
            (c)   Citizenship:      United States.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     903196103.

      6.    (a)   Name of Person Filing:  Barry Rubenstein
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    68 Wheatley Road
                                    Brookville, New York 11545
            (c)   Citizenship:      United States.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     903196103

      7.    (a)   Name of Person Filing:  Woodland Partners
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    68 Wheatley Road
                                    Brookville, NY 11545
            (c)   Citizenship:      Not applicable
            (d)   Title of Class of Securities:
            (e)   CUSIP Number:     903196103

      8.    (a)   Name of Person Filing:   Irwin Lieber
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    80 Cuttermill Road
                                    Suite 311
                                    Great Neck, NY 11021
            (c)   Citizenship:      United States.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.


                                - Page 14 of 24 -

            (e)   CUSIP Number:     903196103


      9.    (a)   Name of Person Filing:  Seth Lieber
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    80 Cuttermill Road
                                    Suite 311
                                    Great Neck, NY 11021
            (c)   Citizenship:      United States.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     903196103.


      10.   (a)   Name of Person Filing:  Matthew Smith

            (b)   Address of Principal Business Office, or, if none, Residence:

                                    80 Cuttermill Road
                                    Suite 311
                                    Great Neck, NY 11021
            (c)   Citizenship:      United States.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     903196103.

      11.   (a)   Name of Person Filing:   Jonathan Lieber
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    80 Cuttermill Road
                                    Suite 311
                                    Great Neck, NY 11021
            (c)   Citizenship:      United States.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     903196103


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                              Not Applicable.

      (a)   |_|   Broker or Dealer registered under Section 15 of the Act

      (b)   |_|   Bank as defined in section 3(a)(6) of the Act


                                - Page 15 of 24 -

      (c)   |_|   Insurance Company as defined in section 3(a)(19) of the Act

      (d)   |_|   Investment Company registered under section 8 of the
                  Investment Company Act

      (e)   |_|   Investment Adviser registered under section 203 of the
                  Investment Advisers Act of 1940

      (f)   |_|   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

      (g)   |_|   Parent Holding Company, in accordance with ss.240.13d-1(b)
                  (ii)(G) (Note: See Item 7)

      (h)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership.

      1.    Wheatley Partners, L.P.:
            (a)   Amount Beneficially Owned: 281,261 shares.
            (b)   Percent of Class: 8.8%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 264,579 shares.
                  (ii)  shared power to vote or direct the vote: 16,682 shares.*
                  (iii) sole power to dispose or direct the disposition of:
                        264,579 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        16,682 shares.*

      2.    Wheatley Foreign Partners, L.P.:
            (a)   Amount Beneficially Owned: 281,261 shares.
            (b)   Percent of Class: 8.8%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 16,682 shares.
                  (ii) shared power to vote or direct the vote: 264,579 shares.*
                  (iii) sole power to dispose or direct the disposition of:
                        16,682 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        264,579 shares.*

      3.    Wheatley Management Ltd:
            (a) Amount Beneficially Owned: 281,261 shares. Reporting person is a general partner of Wheatley Foreign Partners, L.P.
            (b)   Percent of Class: 8.8%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 0 shares.
                  (ii) shared power to vote or direct the vote: 281,261 shares.*

--------------------------------------------------------------------------------
* The reporting person disclaims beneficial ownership of these securities except to the extent of his or its equity interest therein.


                                - Page 16 of 24 -

                  (iii) sole power to dispose or direct the disposition of: 0 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        281,261 shares.*

      4.    Wheatley Partners, LLC:
            (a) Amount Beneficially Owned: 281,261 shares. Reporting person is the general partner of Wheatley Partners, L.P. and also a general partner of Wheatley Foreign Partners, L.P.
            (b)   Percent of Class: 8.8%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 0 shares.
                  (ii) shared power to vote or direct the vote: 281,261 shares.*
                  (iii) sole power to dispose or direct the disposition of: 0 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        281,261 shares.*

      5.    Barry Fingerhut:
            (a) Amount Beneficially Owned: 299,824 shares. Reporting person is a director of the Issuer, a member and Executive Vice President of Wheatley Partners LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
            (b)   Percent of Class: 9.4%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 18,563 shares.
                  (ii) shared power to vote or direct the vote: 281,261 shares.*
                  (iii) sole power to dispose or direct the disposition of:
                        18,563 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        281,261 shares.*

      6.    Barry Rubenstein
            (a) Amount Beneficially Owned: 297,574 shares. Reporting person is a member and Chief Executive Officer of Wheatley Partners LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
            (b)   Percent of Class: 9.3%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 0 shares.
                  (ii) shared power to vote or direct the vote: 297,574 shares.*
                  (iii) sole power to dispose or direct the disposition of: 0 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        297,574 shares.*

------------------------------------------------------------------------------
* The reporting person disclaims beneficial ownership of these securities except to the extent of his or its equity interest therein.


                                - Page 17 of 24 -

      7.    Woodland Partners

            (a)   Amount of Beneficially Owned: 16,313
            (b)   Percent of Class: 0.5%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 16,313 shares
                  (ii)  shared power to vote or direct the vote: 0 shares
                  (iii) sole power to dispose or direct the deposition of:
                        16,313 shares
                  (iv) shared power to dispose or direct the disposition of: 0 shares

      8.    Irwin Lieber:
            (a) Amount Beneficially Owned: 297,574 shares. Reporting person is a member and President, Secretary and Treasurer of Wheatley Partners LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P., and President and a Director of Wheatley Management Ltd., a general partner of Wheatley Partners, L.P.
            (b)   Percent of Class: 9.3%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 16,313 shares.
                  (ii) shared power to vote or direct the vote: 281,261 shares.*
                  (iii) sole power to dispose or direct the disposition of:
                        16,313 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        281,261 shares.*

      9.    Seth Lieber:
            (a) Amount Beneficially Owned: 284,073 shares. Reporting person is a member and Vice President of Wheatley Partners LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
            (b)   Percent of Class: 8.9%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 2,812 shares.
                  (ii) shared power to vote or direct the vote: 281,261 shares.*
                  (iii) sole power to dispose or direct the disposition of:
                        2,812 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        281,261 shares.*

--------------------------------------------------------------------------------
* The reporting person disclaims beneficial ownership of these securities except to the extent of his or its equity interest therein.


                                - Page 18 of 24 -

      10.   Matthew Smith:
            (a) Amount Beneficially Owned: 283,511 shares. Reporting person is a member and Vice President of Wheatley Partners LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
            (b)   Percent of Class: 8.9%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 2,250 shares.
                  (ii) shared power to vote or direct the vote: 281,261 shares.*
                  (iii) sole power to dispose or direct the disposition of:
                        2,250 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        281,261 shares.*

      11.   Jonathan Lieber:
            (a) Amount Beneficially Owned: 281,261 shares. Reporting person is a member and Vice President of Wheatley Partners LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
            (b)   Percent of Class: 8.8%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 0 shares.
                  (ii) shared power to vote or direct the vote: 281,261 shares.*
                  (iii) sole power to dispose or direct the disposition of: 0 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        281,261 shares.*

Item 5.     Ownership of Five Percent or Less of a Class

                        Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

                        Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                        Not Applicable.

Item 8.     Identification and Classification of Members of the Group

                        Not Applicable.


                                - Page 19 of 24 -

Item 9.     Notice of Dissolution of Group

                        Not Applicable.

Item 10.    Certification

                        Not Applicable.


                                - Page 20 of 24 -

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 7, 1997             WHEATLEY PARTNERS, L.P.
                                   By: Wheatley Partners, LLC, General Partner



                                   /s/ Barry Rubenstein
                                   ---------------------------------------------
                                   By: Barry Rubenstein, Chief Executive Officer


                                   WHEATLEY FOREIGN PARTNERS, L.P.
                                   By: Wheatley Partners, LLC, General Partner



                                   /s/ Barry Rubenstein
                                   ---------------------------------------------
                                   By: Barry Rubenstein, Chief Executive Officer



                                   WHEATLEY MANAGEMENT, LTD.



                                   /s/ Irwin Lieber
                                   ---------------------------------------------
                                   By: Irwin Lieber, President


                                - Page 21 of 24 -

                                   WHEATLEY PARTNERS, LLC



                                   /s/ Barry Rubenstein
                                   ---------------------------------------------
                                   By: Barry Rubenstein, Chief Executive Officer



/s/ Barry Fingerhut
Barry Fingerhut


                                   /s/ Barry Rubenstein
                                   ---------------------------------------------
                                   Barry Rubenstein


                                   /s/ Irwin Lieber
                                   ---------------------------------------------
                                   Irwin Lieber


                                   /s/ Seth Lieber
                                   ---------------------------------------------
                                   Seth Lieber


                                   /s/ Matthew Smith
                                   ---------------------------------------------
                                   Matthew Smith


                                   /s/ Jonathan Lieber
                                   ---------------------------------------------
                                   Jonathan Lieber

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                                - Page 22 of 24 -

                                                                       Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0. 01 par value per share, of UOL Publishing, Inc. and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 7th day of February, 1997.

Date:                              WHEATLEY PARTNERS, L.P.
                                   By: Wheatley Partners, LLC, General Partner


                                         S/Barry Rubenstein
                                   ---------------------------------------------
                                   By: Barry Rubenstein
                                       Chief Executive Officer


                                   WHEATLEY FOREIGN PARTNERS, L.P.
                                   By: Wheatley Partners, LLC, General Partner


                                         S/Barry Rubenstein
                                   ---------------------------------------------
                                   By: Barry Rubenstein
                                       Chief Executive Officer



                                   WHEATLEY MANAGEMENT, LTD


                                         S/Irwin Lieber
                                   ---------------------------------------------
                                   By: Irwin Lieber, President


                                - Page 23 of 24 -

                                   WHEATLEY PARTNERS LLC


                                         S/Barry Rubenstein
                                   ---------------------------------------------
                                   By: Barry Rubenstein


                                         S/Barry Fingerhut
                                   ---------------------------------------------
                                   Barry Fingerhut


                                         S/Barry Rubenstein
                                   ---------------------------------------------
                                   Barry Rubenstein


                                         S/Irwin Lieber
                                   ---------------------------------------------
                                   Irwin Lieber


                                         S/Seth Lieber
                                   ---------------------------------------------
                                   Seth Lieber


                                         S/Matthew Smith
                                   ---------------------------------------------
                                         Matthew Smith


                                         S/Jonathan Lieber
                                   ---------------------------------------------
                                   Jonathan Lieber


                                - Page 24 of 24 -